Exhibit 10.34

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of February     , 2010 (the “Agreement Date”), by and between Lockheed Martin Corporation, a Maryland corporation ( “Lockheed Martin”), and [—] (“Indemnitee”). Lockheed Martin and Indemnitee are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Indemnitee currently is serving as a member of the Board of Directors of Lockheed Martin (the “Board”) and intends to continue to serve in such capacity;

WHEREAS, to induce Indemnitee to continue to serve in such capacity, Lockheed Martin desires to grant and secure to Indemnitee, as authorized by Section 2-418(g) of the Maryland General Corporate Law (“MGCL”), indemnification and advancement rights on the terms set forth in this Agreement, whether or not expressly provided for in Lockheed Martin’s Charter or Bylaws or any other provisions of the MGCL;

NOW, THEREFORE, in consideration of Indemnitee’s agreement to continue to serve Lockheed Martin faithfully and to the best of Indemnitee’s ability and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement have the following meanings:

“AAA Rules” has the meaning set forth in Section 10(a).

“Advancement of Expenses” has the meaning set forth in Section 2(b).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

“Arbitration Demand” has the meaning set forth in Section 10(a).

“Board” has the meaning set forth in the recitals to this Agreement.

“Change of Control” means, following the Agreement Date:

(i) a tender offer or exchange offer is consummated that results in the acquiror obtaining ownership of securities of Lockheed Martin representing 50% or more of the combined voting power of Lockheed Martin’s then outstanding voting securities entitled to vote in the election of directors of Lockheed Martin;

(ii) Lockheed Martin is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of Lockheed Martin (directly or indirectly), as of the day immediately prior to the event;

(iii) any person (as this term is used in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b) (1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Lockheed Martin representing 50% or more of the combined voting power of Lockheed Martin’s then outstanding securities entitled to vote in the election of directors of Lockheed Martin;

(iv) at any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the Incumbent Directors shall cease to constitute at least a majority of the authorized number of members of the Board;

(v) Lockheed Martin consummates the sale or transfer of all or substantially all of Lockheed Martin’s business and/or assets as an entirety to an entity that is not a subsidiary of Lockheed Martin; and

(vi) the stockholders of Lockheed Martin approve a plan of liquidation and dissolution.

“Claim Notice” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expenses” means reasonable out-of-pocket expenses, costs, charges and fees, including reasonable attorneys’ fees and expenses, court costs, reasonable fees and expenses of experts and witnesses and reasonable travel expenses.

“Incumbent Directors” means the individuals who were members of the Board as of the Agreement Date and the individuals who were elected or nominated as their successors or pursuant to increases in the size of the Board, in each case by a vote of at least 75% of the Board members who were Board members on the Agreement Date (or successors or additional members so elected or nominated).

“Indemnitee” has the meaning set forth in the preamble to this Agreement.

“Liability Insurance” has the meaning set forth in Section 6(a).

“Lockheed Martin” has the meaning set forth in the preamble to this Agreement.

“Losses” means Expenses, liabilities, damages, obligations, penalties, claims or losses, including judgments, fines, excise taxes or penalties under the Employee Retirement and Income Security Act of 1974, as amended.

“MGCL” means Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

“Official Capacity” means service as a director (including as a member of any committee of the Board) of Lockheed Martin, any predecessor of Lockheed Martin or any subsidiary of Lockheed Martin, or service at the written request of Lockheed Martin as a director, manager, trustee or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, including pension plans, retirement plans and savings plans of any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Proceeding” means action, suit, demand, arbitration or proceeding, whether civil, criminal, administrative or investigative.

Section 2. Indemnification and Advancement Expenses.

(a) If Indemnitee is made a party or is threatened to be made a party to or otherwise is involved, whether or not a party thereto, in any possible, threatened, pending or completed Proceeding, or otherwise incurs, suffers, sustains or becomes subject to any Losses, arising out of, relating to, based upon or in connection with service in an Official Capacity, or due to the fact that Indemnitee is or was serving in an Official Capacity, Indemnitee shall be indemnified and held harmless by Lockheed Martin against all Losses incurred, suffered or sustained by Indemnitee or to which Indemnitee became or may become subject in connection with such service, unless it is established that (i) an act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, or (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal Proceeding, Indemnitee had reasonable cause to believe that [his] [her] act or omission was unlawful. In addition to and not in limitation of the foregoing, Indemnitee shall be indemnified and held harmless by Lockheed Martin to the fullest extent permitted by Maryland law as it may exist from time to time.

(b) The rights conferred upon Indemnitee by this Agreement shall include the right to be paid or reimbursed by Lockheed Martin for any Expenses from time to time incurred, suffered or sustained by Indemnitee or to which Indemnitee became or may become subject in connection with such service in [his] [her] Official Capacity, including Expenses actually incurred in connection with any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that (i) such Advancement of Expenses shall be made (without further inquiry by Lockheed Martin or the Board) upon and only upon delivery to Lockheed Martin of (A) a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Lockheed Martin as authorized by the MGCL has been met and (B) a written undertaking by or on behalf of Indemnitee to repay any Advancement of Expenses if it ultimately shall be determined by a final, nonappealable judicial decision that Indemnitee has not met the applicable standard of conduct necessary for indemnification under this Agreement, and (ii) Lockheed Martin’s obligation in respect of the Advancement of Expenses in connection with a criminal Proceeding in which Indemnitee is a defendant shall terminate at such time as Indemnitee (A) pleads guilty or (B) is convicted after trial and such conviction becomes final and no longer subject to appeal. Any such undertaking shall be an unlimited, non-interest bearing general obligation of Indemnitee but need not be secured and shall be accepted by Lockheed Martin without reference to the financial ability of Indemnitee to make repayment.

(c) Notwithstanding any other provision to the contrary, Lockheed Martin shall not be obligated to Indemnitee under this Agreement:

(i) in the case of a Proceeding by or in the right of Lockheed Martin, if Indemnitee shall be adjudged to be liable to Lockheed Martin by a court or arbitrator having jurisdiction over the matter;

(ii) in the case of a Proceeding initiated by or on behalf of Indemnitee against Lockheed Martin or other directors of Lockheed Martin in their capacity as directors (other than as described in Section 3), which Proceeding was not authorized by the Board;

(iii) to indemnify Indemnitee for Losses to the extent such Losses have been paid or are being advanced by an insurer pursuant to Liability Insurance;

(iv) in respect of any indemnification or Advancement of Expenses that would violate applicable law; or

(v) to indemnify Indemnitee in respect of Losses arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act.

(d) If Indemnitee is successful, on the merits or otherwise, in defending one or more but less than all claims, issues or matters in a Proceeding (including dismissal without prejudice of certain claims), Lockheed Martin shall indemnify Indemnitee against any Losses actually incurred by Indemnitee or on Indemnitee’s behalf in defending each such successfully resolved claim, issue, or matter.

(e) Notwithstanding any other provision of this Agreement, to the extent Indemnitee, by reason of [his] [her] Official Capacity is, or is threatened to become, a witness in any Proceeding in which Indemnitee is not a party, Indemnitee shall be indemnified against any Expenses actually incurred by or on behalf of Indemnitee in connection therewith. In recognition and consideration of Lockheed Martin’s agreement to indemnify Indemnitee against such Expenses, Indemnitee covenants and agrees to cooperate to the extent reasonably requested by Lockheed Martin in connection with any such Proceeding.

(f) The indemnification and Advancement of Expenses available to Indemnitee under this Section 2 shall continue as to Indemnitee after Indemnitee has ceased to serve in [his] [her] Official Capacity as set forth above in respect of any action or failure to act during the course of such service, and shall inure to the benefit of Indemnitee’s heirs, executors, administrators, conservators and guardians.

(g) No change in Maryland law after the Agreement Date shall reduce or have the effect of reducing the rights and benefits available to Indemnitee under this Agreement based on the provisions of Maryland law as in effect on the Agreement Date.

Section 3. Determination of Entitlement to Indemnification; Right to Enforce Indemnification and Advancement of Expenses.

(a) To obtain indemnification or Advancement of Expenses under this Agreement, Indemnitee shall submit to Lockheed Martin a written request therefor addressed to Lockheed Martin’s Senior Vice President and General Counsel. Upon the written request of Lockheed Martin in connection with a request for indemnification in respect of Expenses or the Advancement of Expenses, Indemnitee shall provide to Lockheed Martin all documentation supporting any Expenses incurred by or on behalf of Indemnitee for which Indemnitee is seeking reimbursement or advancement under this Agreement, together with reasonably itemized statements of fees and expenses of attorneys, experts and witnesses in a form comparable to that required by Lockheed Martin in the ordinary course of its business; provided, however, that Indemnitee shall not be obligated to provide documentation in a manner that would affect adversely any legal privilege which otherwise would protect the information included therein from disclosure. A determination with respect to Indemnitee’s entitlement to indemnification and Advancement of Expenses shall be made in the specific case and within 45 days after Indemnitee’s written request therefor, (i) if no Change of Control has occurred, by the Board or a committee of the Board, or by special legal counsel selected by the Board or a committee of the Board, in accordance with the provisions of Section 2-418(e) of the MGCL or, (ii) following a Change of Control, by the Board or a committee of the Board, or at the election of Indemnitee (which election shall be made in Indemnitee’s initial written request for indemnification), by special legal counsel (which counsel shall be selected by the Board or a committee of the Board in accordance with Section 2-418(e) of the MGCL) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. If any such determination is to be made by special legal counsel, such special legal counsel shall be a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the two years preceding the retention of such counsel has been, retained to represent (i) Lockheed Martin or Indemnitee in any matter material to either party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification or Advancement of Expenses under this Agreement. Indemnitee shall be entitled to object to the Board’s selection of special legal counsel if the counsel so selected does not meet the requirements for independence and expertise set forth in this Section 3(a); if Indemnitee shall so object (which right of objection may be exercised no more than two times), the Board of Directors shall designate an alternative special legal counsel that meets the requirements for independence and expertise set forth in this Section 3(a).

(b) If it is determined in accordance with Section 3(a) that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within 15 days after such determination. Indemnitee shall cooperate with the Board, the committee of the Board or special legal counsel making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the Board, a committee of the Board or special legal counsel shall be borne by Lockheed Martin (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and Lockheed Martin hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) If a claim under (i) Section 2(a) with respect to any right to indemnification is not paid in full by Lockheed Martin within 60 days after a written claim for indemnification has been received by Lockheed Martin, or (ii) Section 2(b) of this Agreement (provided Indemnitee has provided the written affirmation and undertaking contemplated thereby) with respect to any right to the Advancement of Expenses is not paid in full by Lockheed Martin within 20 days after a written claim for Advancement of Expenses is received by Lockheed Martin, then Indemnitee shall be entitled at any time thereafter to commence an arbitration proceeding pursuant to Section 10 against Lockheed Martin to recover the unpaid amount of any such claim. If successful in whole or in part in any such claim for indemnification or Advancement of Expenses, Indemnitee additionally shall be entitled to be paid, and to seek as an award in connection with any such claim, Expenses actually incurred by Indemnitee in prosecuting such claim.

Section 4. Defense of Proceedings; Subrogation.

(a) Promptly upon being served with or receiving a summons, citation, subpoena, complaint, indictment, information, or other notice that may result in a Proceeding in respect of which Indemnitee may seek indemnification or Advancement of Expenses under this Agreement, Indemnitee shall notify Lockheed Martin’s Senior Vice President and General Counsel in writing (a “Claim Notice”) and shall provide the Senior Vice President and General Counsel with copies of any such summons, citation, subpoena, complaint, indictment, information, or other notice received by Indemnitee; provided, however, that the failure to deliver a Claim Notice on a timely basis or to provide copies of such materials in accordance with this Section 4(a) shall not constitute a waiver of Indemnitee’s rights under this Agreement, except to the extent that such failure or delay (i) causes the amounts paid or to be paid by Lockheed Martin to be greater than they otherwise would have been, (ii) adversely affects Lockheed Martin’s ability to obtain for itself or Indemnitee coverage or proceeds under any insurance policy available to Lockheed Martin or Indemnitee, including any policy in respect of Liability Insurance, or (iii) otherwise results in prejudice to Lockheed Martin.

(b) Upon receipt of a Claim Notice, Lockheed Martin shall be entitled to assume the defense and control of any Proceeding by a third party against Indemnitee, with counsel reasonably satisfactory to Indemnitee (or, if Indemnitee and other directors and former directors are parties to indemnification agreements with Lockheed Martin and are parties to the Proceeding, reasonably satisfactory to a majority of such directors and former directors), by providing written notice to Indemnitee of the assumption of the defense of the underlying claims within 15 days of receipt of the Claim Notice. If Lockheed Martin elects to assume the defense of a Proceeding in accordance with this Section 4(b), Lockheed Martin no longer will be responsible for any legal or related expenses incurred by Indemnitee in connection with the defense of the underlying Proceeding; provided, however, that (i) Indemnitee shall have the right, at [his] [her] own expense, to employ [his] [her] own counsel who shall be entitled to participate in the Proceeding and (ii) if in the written opinion of counsel to Indemnitee a conflict of interest exists in respect of the underlying Proceeding between Lockheed Martin and Indemnitee, Indemnitee shall have the right to employ separate counsel reasonably satisfactory to Lockheed Martin to represent Indemnitee and in such event the reasonable fees and expenses of such separate counsel shall be paid by Lockheed Martin.

(c) In the event Lockheed Martin makes any payment to or for the benefit of Indemnitee under this Agreement, Lockheed Martin shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee covenants and agrees to execute all documents and agreements and to take all actions necessary to secure the rights and obtain the benefits of Lockheed Martin pursuant to this Section 4(c), including all documents as may be necessary to enable Lockheed Martin to bring suit to enforce all such rights and obtain such benefits.

Section 5. Rights Not Exclusive. The rights provided under this Agreement shall not be deemed exclusive of any other right to which Indemnitee may be entitled as of the Agreement Date or hereafter may acquire under any statute, provision of Lockheed Martin’s Charter or Bylaws, agreement, vote of stockholders, resolution of the Board or determination of special legal counsel or otherwise, and such rights shall continue as to Indemnitee after

Indemnitee has ceased to serve in [his] [her] Official Capacity or as otherwise set forth in this Agreement and shall inure to the benefit of Indemnitee’s heirs, executors, administrators, conservators and guardians.

Section 6. Liability Insurance.

(a) Lockheed Martin hereby covenants and agrees that Lockheed Martin, subject to Section 6(b) of this Agreement, shall obtain and maintain in full force and effect an insurance policy or policies with a third-party insurance company or through a corporate affiliate or otherwise that provides liability insurance for the benefit of directors or former directors of Lockheed Martin (“Liability Insurance”), and that Indemnitee shall be covered by such policy or policies on the same terms and subject to the same conditions as other directors or former directors of Lockheed Martin so long as Indemnitee shall continue to serve in [his] [her] Official Capacity and thereafter so long as Indemnitee shall be subject to any possible, threatened, pending or completed Proceeding arising out of, relating to, based upon, in connection with or due to the fact that Indemnitee was serving in such Official Capacity.

(b) Notwithstanding the foregoing, Lockheed Martin shall have no obligation to obtain or maintain Liability Insurance if Lockheed Martin determines in good faith that Liability Insurance is not reasonably available on terms and conditions that are reasonable under the circumstances, the premium costs for Liability Insurance are disproportionate to the amount of coverage provided or the coverage provided by Liability Insurance is so limited by exclusions that it provides an insufficient benefit.

(c) The provision of Liability Insurance in accordance with this Section 6 shall be in addition to Lockheed Martin’s obligations under Section 2 and Section 3 and shall not be deemed to be in satisfaction of those obligations.

Section 7. Settlement. Lockheed Martin shall not be obligated to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without Lockheed Martin’s prior written consent. Lockheed Martin shall not settle any Proceeding in any manner that would impose any penalty or obligation on Indemnitee without Indemnitee’s prior written consent. Neither Lockheed Martin nor Indemnitee shall unreasonably withhold or delay consent to any proposed settlement.

Section 8. Severability. In the event that any provision of this Agreement is determined by a court or by an arbitrator pursuant to Section 10 to require Lockheed Martin to do or to fail to do an act in violation of applicable law, including the MGCL, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of applicable law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

Section 9. Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Maryland, including applicable statutes of limitations and other procedural laws and rules, but without regard to the conflict of laws provisions thereof.

Section 10. Dispute Resolution.

(a) In the event of any controversy or claim between the Parties arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties under this Agreement, the Parties agree to submit the dispute to exclusive, final and binding arbitration before a single neutral arbitrator in Washington, D.C. under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). Arbitration will be commenced by a Party filing a demand for arbitration pursuant to the AAA Rules (an “Arbitration Demand”). That Party also shall send a copy of the Arbitration Demand to the other Party.

(b) Any arbitration under this Agreement shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties may agree, or, in the absence of an agreement, pursuant to the AAA Rules. The arbitrator shall agree to comply with the Federal Arbitration Act and the procedures agreed to by the Parties, or if applicable, the AAA Rules (including any and all of the time deadlines governing the arbitrator’s conduct set forth in the Federal Arbitration Act, the procedures agreed to by the Parties and the AAA Rules, as applicable) and the terms of this Section 10.

(c) The Parties agree that a judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. In reviewing any controversy or claim under this Agreement, the arbitrator shall have the exclusive authority to determine any issues as to the arbitrability of any the controversy or claim and any related disputes. In reaching a decision, the arbitrator shall interpret, apply and be bound by this Agreement and by applicable law, and shall have no authority to add to, detract from or modify this Agreement in any respect. The arbitrator may grant any remedy or relief that a court of competent jurisdiction could grant, including injunctive or other equitable relief, except that the arbitrator may not grant any relief or remedy greater than that sought by the Parties.

(d) Any up-front costs of an arbitration under this Agreement shall be borne equally by the Parties; provided, however, that if Indemnitee prevails as to all claims in the arbitration, Lockheed Martin shall pay, and to the extent applicable reimburse Indemnitee for, the costs and expenses of the arbitration, including costs and expenses payable to the American Arbitration Association and to the arbitrator; and provided further, that in the event each Party prevails as to certain claims in connection with the arbitration, the costs and expenses of the arbitration, including costs and expenses payable to the American Arbitration Association and to the arbitrator shall be paid and/or reimbursed in accordance with the decision of the arbitrator. Notwithstanding the foregoing, under no circumstance shall Indemnitee be responsible for (i) more than 50% of the costs and expenses payable to the American Arbitration Association or the arbitrator and (ii) the costs and expenses incurred by Lockheed Martin in connection with the arbitration.

Section 11. Successor and Assigns. This Agreement shall be (i) binding upon all successors and assigns of Lockheed Martin (including any transferee of all or substantially all of its assets and any successor by merger, consolidation or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, executors, administrators, conservators and guardians of Indemnitee.

Section 12. Amendment. No amendment, modification, supplement or repeal of this Agreement or any provision hereof shall be binding unless executed in writing by both Lockheed

Martin and Indemnitee. No waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by the party waiving such provisions and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No amendment, modification, supplement or repeal of this Agreement or of any provision hereof shall limit or restrict any rights of Indemnitee under this Agreement in respect of any action taken or omitted by Indemnitee in or by reason of Indemnitee’s Official Capacity prior to such amendment, modification, supplement or repeal.

Section 13. Construction. As used in this Agreement, (i) any reference to the plural shall include the singular, and singular shall include the plural, (ii) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise requires, (iii) unless the context otherwise requires, the words “hereof” and “hereunder” when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement, and (iv) with regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 14. Limitation of Liability. In addition to the rights of Indemnitee set forth in this Agreement, Indemnitee shall be entitled to the benefit of the provisions of Article XI, Section 2 of Lockheed Martin’s Charter as in effect on the Agreement Date.

IN WITNESS WHEREOF, Lockheed Martin and Indemnitee have executed this Indemnification Agreement as of the Agreement Date.

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

Name: [Insert Name of Indemnitee]